UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CTO Realty Growth, Inc.*

(Exact Name of Registrant as Specified in its Charter)

Maryland	59-0483700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114 (Address of principal executive offices and zip code) Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-248583

Securities to be registered pursuant to Section 12(g) of the Act:

None

*	Prior to the issuance of common stock registered on this Form 8-A, we intend to change our name from CTO NEWCO REIT, Inc. to CTO Realty Growth, Inc.

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by CTO NEWCO REIT, Inc. (to be renamed CTO Realty Growth, Inc.), a Maryland corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing of the Common Stock on the New York Stock Exchange (the “NYSE”). The Common Stock is to commence trading on the NYSE at the opening of pre-market trading on February 1, 2021.

On November 9, 2020, the shareholders of CTO Realty Growth, Inc., a Florida corporation (“CTO”), approved the Agreement and Plan of Merger, dated as of September 3, 2020, by and between the Registrant and CTO, pursuant to which CTO will merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company. At the effective time of the Merger, each share of CTO’s common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the Merger will convert automatically into one share of Common Stock. At the effective time of the Merger, the Registrant will change its name from “CTO NEWCO REIT, Inc.” to “CTO Realty Growth, Inc.” The Merger is expected to close on January 29, 2021.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Registrant incorporates by reference the description of the Common Stock set forth under the caption “Description of NEWCO Capital Stock” in the Registrant’s prospectus forming part of its Registration Statement on Form S-4 (File No. 333-248583), as amended (the “Registration Statement”), filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”). In addition, incorporated by reference herein is information relating to the Common Stock under the heading “Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws” in the prospectus forming part of the Registration Statement.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CTO NEWCO REIT, Inc.

By:	/s/ Matthew M. Partridge
Name:	Matthew M. Partridge
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: January 28, 2021